EXHIBIT No. 99.2


Stephen J. Nardi
Acting Chairman of the Board
Writer's Direct Dial:  (312) 917-7621
Facsimile:  (312) 917-6194

                                  May 14, 2002

VIA FACSIMILE AND FEDEX
-----------------------

Mr. Ronald E. Kimbrough
Executive Vice President
American Realty Investors, Inc.
One Hickory Centre
1800 Valley View Lane
Suite 300
Dallas, Texas  75234

Dear Mr. Kimbrough:

     The Board of Trustees of Prime Group Realty Trust (the "Company") has met to consider action on the April 26, 2002 proposal by American Realty Investors, Inc. ("ARL") to acquire all of the Company's outstanding equity securities. After due consideration, including a review of ARL's proposal with our financial and legal advisors, the Board has determined not to pursue any further discussions with regard to ARL's proposal.

     Upon the completion of its review, our Board of Trustees determined that ARL's proposal of $7.50 in cash and two-tenths of a share of newly-issued ARL preferred stock for each of the Company's outstanding common shares is financially inadequate. In addition, the Board concluded that it is highly unlikely that ARL has, or in a reasonable period of time will have, the financial ability to complete the proposed transaction. We note in this regard that your representatives have confirmed to the Company's financial advisors that ARL has not yet obtained the financing necessary to complete the transaction outlined in its proposal. Accordingly, our Board has decided that there is no reason to explore ARL's proposal further.


                                    Sincerely,

                                    PRIME GROUP REALTY TRUST


                                    By:  /s/ Stephen J. Nardi
                                         --------------------
                                         Stephen J. Nardi,
                                         Acting Chairman of the Board